Exhibit 10.1

VIRGIN MEDIA INC.

909 Third Avenue

New York, New York 10022

18 December 2007

Mr. Jacques Kerrest

c/o Virgin Media Inc.

909 Third Avenue

New York, New York 10022

Dear Jacques:

As we have discussed, we are pleased to extend the term of your Employment Agreement as described below.  The terms of your Employment Agreement will remain in effect in all respects, except as follows:

1.                                                              Assignment to new Virgin Media Inc.

As a result of the merger with Telewest Global, Inc. being structured as a reverse acquisition, the former NTL Incorporated changed its name to NTL Holdings Inc. and subsequently changed its name to Virgin Media Holdings Inc. (“Old NTL”) and the former Telewest changed its name to NTL Incorporated and subsequently changed its name to Virgin Media Inc. (the “Company”).  We agree that your Employment Agreement with Old NTL shall be assigned to and assumed by the Company and in this connection:

(i)                                   all references to the “Company” in the Employment Agreement now refer to the Company instead of Old NTL;

(ii)                                all obligations of Old NTL under the Employment Agreement are assumed by the Company, and all claims that you may have against Old NTL or the Company shall be asserted solely against the Company; and

(iii)                             all obligations of the Executive owed to Old NTL or the Company under the Employment Agreement shall be enforceable against the Executive by the Company.

2.                                                              Extension

(a)                                                          Notwithstanding anything to the contrary in Section 7 of the Employment Agreement, the Executive’s Employment Term is extended to December 31, 2008; provided, however, on or after March 31, 2008, upon a Termination Without Cause, a Constructive Termination Without Cause or a Termination upon Non-Renewal, the Company shall, within 90 days after the date of such Termination, provided that the Executive executes and delivers to the Company the general release of claims set forth in Section 7(e) of the Employment Agreement (the “Release”) and, the Executive does not revoke the

Release prior to the expiration of any applicable revocation period, cause the Executive to be paid a lump-sum severance payment of cash (the “Severance Payment Amount”) equal to fifteen calendar months of Base Salary.

(b)                                                         At any time on or after March 1, 2008, the Executive may terminate his employment on 30 days’ written notice to the Company and the Company shall, within 90 days after the date of such termination, provided that the Executive executes and delivers to the Company the Release and, the Executive does not revoke the Release prior to the expiration of any applicable revocation period, cause the Executive to be paid the Severance Payment Amount.

(c)                                                          The Company shall, in its discretion, determine the exact date of payment of the severance amounts described in (a) and (b) above.

3.                                                              Expatriate Package

The following paragraph shall be added to the end of Section 3(c) of the Employment Agreement:

Any such reimbursement shall be made in accordance with the Company’s Tax Equalization Policy, but shall be made not later than the end of the second taxable year of Executive beginning after the later of (i) the taxable year of Executive in which Executive’s U.S. federal income tax return is required to be filed (including any extensions), reflecting the compensation for which the tax equalization payment is provided, or (ii) the taxable year of Executive in which Executive’s foreign tax return or payment is required to be filed or made, reflecting the compensation for which the tax utilization payment is provided.

4.                                                              Section 409A and 280G

The following paragraphs shall be added as Sections 7(h) and (i) to the Employment Agreement:

(h)                                                         Effect of Section 409A of the Internal Revenue Code.  If the Executive is a “specified employee” on the date of termination of the Executive’s employment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), notwithstanding any provision of the Agreement relating to the timing of payments to the Executive hereunder, if Section 409A would cause the imposition of the additional tax under Section 409A if paid as provided in Section 7 of the Agreement, then as much of the severance payment as may be paid without the imposition of the additional tax shall be paid in a lump sum as aforesaid, and any remaining portion of the severance payment shall be paid upon the day following the six-month anniversary of the date of termination.   For purposes of this Agreement, “Specified Employee” shall mean a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i), as determined by the Company’s Compensation Committee.

(i)                                                           Effect of Section 280G of the Internal Revenue Code.  (i) Anything in this Agreement to the contrary notwithstanding, in the event that it is determined by the Company and its US tax advisors that any payment (other than the Gross-Up Payments (as defined below) provided for in this Section 7) or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including, without limitation, any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”).  The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.  Any Gross-Up Payment shall be paid by the Company to the Executive at the same time as the associated Payment, or as soon thereafter as is practical, but in all cases, within 25 days of the receipt of notice from the Executive that there has been a Payment.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination of the Company, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”).  In the event the Company exhausts or does not seek to pursue its remedies pursuant to Section 7(i)(ii) and the Executive thereafter is required to make a payment of any Excise Tax, the Company and its US tax advisors, or at the Executive’s election and expense, a nationally recognized accounting firm to be appointed by the Executive, shall determine the amount of Underpayment that has occurred.  If the Executive elects to have a nationally recognized accounting firm determine the amount of any Underpayment, detailed supporting calculations of such determination shall be provided to the Company.  Any such Underpayment shall be paid by the Company to or for the benefit of the Executive as promptly as practicable.

(ii)                                                        Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of the claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(a)                                                        give the Company any information reasonably requested by the Company relating to such claim,

(b)                                                       take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(c)                                                        cooperate with the Company in good faith in order effectively to contest such claim, and

(d)                                                       permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(i)(ii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iii)                                                     Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(iv)                                                    If Executive becomes entitled to receive any refund with respect to any Gross-Up Payment or with respect to an amount advanced by the Company pursuant to Section 7(i)(ii), Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7(i)(ii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and, if Executive has provided prompt written notice of such denial to the Company and the Company does not thereafter notify Executive in writing of its intent to contest such denial of refund prior to the expiration of the time period under applicable law in which such contest may be made by or on behalf of Executive, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

(v)                                                       Subject to the earlier time limits set forth above, all payments and reimbursements to which the Executive is entitled under this Section 7(i) shall be made not later than the end of the taxable year of the Executive next following the taxable year of the Executive in which the Executive (or the Company, on the Executive’s behalf) remits the related taxes (or, in the event of reimbursement with respect to an audit or litigation that does not result in the payment of taxes, not later than the end of the taxable year of the Executive next following the taxable year of the Executive in which there is a final resolution of such audit or litigation (whether by reason of completion of the audit, entry of a final and non-appealable judgment, final settlement, or otherwise)).

5.                                                              Medical Benefits

The following paragraph shall be added as Section 7(j) to the Employment Agreement:

(j)                                                           Upon any termination of the Executive’s employment during the Employment Term other than by the Company for Cause, the Company shall pay for the continued medical benefits for the

Executive and his family and any associated costs under (and in accordance with the terms of) COBRA for fifteen calendar months after the termination date.  The Executive shall pay for the remaining COBRA entitlement period.

6.                                                              Non-compete

As a result of the NTL-Telewest merger and the acquisition of Virgin Mobile, we have agreed to expand the non-compete provisions to cover mobile telephone and content, and accordingly, Section 9(b) of the Employment Agreement is amended in its entirety to read as set forth on Exhibit A.

7.                                                              Address for Notices

Section 11(b) of the Employment Agreement is amended so that your address for notices is:

Jacques Kerrest

7 Sheridan Grange

Sunningdale, Berkshire

SL5 0BX

United Kingdom

Fax:  none

with a copy to Mr. Kerrest’s address on file with the Company’s payroll department (if different from above); and

with a further copy to:

Susan P. Serota

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway

New York, NY  10036

United States

8.                                                              Governing Law

Section 11(f) of the Employment Agreement is amended so that New York is the governing law of the Employment Agreement and the courts of New York shall have exclusive jurisdiction.

9.                                                              Release Agreement

Appendix E of the Employment Agreement is amended in its entirety to read as set forth on Exhibit B.

The Company also agrees to (A) subject to the Executive’s execution and delivery to the Company of the general release of claims set forth in Section 7(e) of the Employment Agreement, (i) make, on a pro rata basis, any applicable Annual Bonus payment (including any Annual Bonus for the 2008 fiscal year), if any, and any 2006/2008 Long Term Incentive Plan (“2006 LTIP”) payment, if any, to you at the same time such payments are made to the Company’s employees and, in any event, no later than the end of the following year in which such payment was earned; and (ii) in accordance with the provisions of a Non Qualified Stock Option Notice dated 20  September 2004 (the “Stock Option Notice”) and the Virgin Media Inc. 2006 Stock Incentive Plan (the “2006 Plan”) that 100,000 of your grant pursuant to the terms of the Stock Option Notice and the 2006 Plan and which are subject to vesting on 20 September 2008 will vest on the termination date of your employment; (B) pay your reasonable legal costs for legal advice as to the terms and effect of this letter up to a maximum of $12,000; and (C) pay all expense reimbursements to you in accordance with the Company’s policy on reimbursement of expenses and, in any event, no later than the end of the taxable year following the year in which such expense was incurred provided such expenses are payable in accordance with Section 5(b) of the Employment Agreement.

This amendment is effective as of January 1, 2007.  This letter also acknowledges the increase in your Base Salary to £330,000 per annum made in 2006, and the further increase in your Base Salary to £339,900 effective September 1, 2007.

This letter confirms our understanding on these matters and your Employment Agreement with the Company is amended in accordance with the foregoing.  This letter also confirms your waiver of notice of renewal under the Employment Agreement with respect to this extension. Terms used but not defined in this letter shall have the meaning of such terms as defined in your Employment Agreement.

This letter is governed by and construed in accordance with the laws of the State of New York.

Sincerely,

VIRGIN MEDIA INC.

By:	/s/ Bryan H Hall
Name:	Bryan H Hall
Title:	Secretary and General Counsel

AGREED & ACCEPTED:

/s/ Jacques Kerrest
Jacques Kerrest

Exhibit A

(b)                                 Non-Competition and Non-Solicitation.  During the period commencing upon the Effective Date and ending on the 18-month anniversary of the termination of the Executive’s employment with the Company, the Executive shall not, as an employee, employer, stockholder, officer, director, partner, associate, consultant or other independent contractor, advisor, proprietor, lender, or in any other manner or capacity (other than with respect to the Executive’s services to the Company Affiliated Group), directly or indirectly:

(i)                                   perform services for, or otherwise have any involvement with, any business unit of a person, where such business unit competes directly or indirectly with any member of the Company Affiliated Group by owning or operating (x) communications networks for telephone, mobile telephone, cable television or internet services or (y) content generation services or television channels, in each case principally in the United Kingdom (the “Core Business”); provided, however, that this Agreement shall not prohibit the Executive from owning up to 1% of any class of equity securities of one or more publicly traded companies (for greater certainty, the Executive shall be permitted to work outside the United Kingdom provided the company or business unit for which he is performing services for or is involved with is not doing business in the United Kingdom);

(ii)                                hire any individual who is, or within the 12 months prior to the Executive’s termination was, an employee of any member of the Company Affiliated Group whose base salary at the time of hire exceeded £100,000 per year and with whom the Executive had direct contact (other than on a de minimis basis); or

(iii)                             solicit, in competition with any member of the Company Affiliated Group in the Core Businesses, any business, or order of business from any person that the Executive knows was a current or prospective customer of any member of the Company Affiliated Group during the Executive’s employment and with whom the Executive had contact.

Exhibit B

Release Agreement

WHEREAS, Jacques Kerrest (the “Executive”) was employed by Virgin Media Inc. (the “Company”) as its Chief Financial Officer pursuant to an Employment Agreement, dated as of August 14, 2004 as amended (the “Employment Agreement”);

NOW, THEREFORE, in consideration of the following payments and benefits:

•                  [list benefits] (collectively the “Payments and Benefits”),

and the mutual release set forth herein, the Executive voluntarily, knowingly and willingly accepts the Payments and Benefits under this Release Agreement in full and final settlement of any claims which the Executive has brought or could bring against the Company in relation to the Executive’s employment or the termination of that employment and agrees to the terms of this Release Agreement.

1.                                                      The Executive acknowledges and agrees that the Company is under no obligation to offer the Executive all of the Payments and Benefits, unless the Executive consents to the terms of this Release Agreement. The Executive further acknowledges that he is under no obligation to consent to the terms of this Release Agreement and that the Executive has entered into this Release Agreement freely and voluntarily after having the opportunity to obtain legal advice in the United States and the United Kingdom.

2.                                                      The Executive voluntarily, knowingly and willingly releases and forever discharges the Company and its Affiliates, together with their respective officers, directors, partners, shareholders, employees, agents, and the officers, directors, partners, shareholders, employees, agents of the foregoing, as well as each of their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Executive or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Executive. The release being provided by the Executive in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Executive’s employment relationship with the Company, or the termination thereof, or under any statute, including the United States federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, UK and European Union law for a redundancy payment or for remedies for alleged unfair dismissal, wrongful dismissal, breach of contract, unlawful discrimination on grounds of sex, race, age, disability, sexual orientation, religion or belief, unauthorized deduction from pay, non-payment of holiday pay and breach of the United Kingdom Working Time Regulations 1998, detriment suffered on a ground set out in section 47B of the Employment Rights Act 1996 (protected disclosures), breach of the National Minimum Wage Act 1998 and compensation under the Data Protection Act 1998, each as amended, and any other U.S. or foreign federal, state or local law or judicial decision.

3.                                                      The Executive acknowledges and agrees that he shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2. The Executive and the Company acknowledge that the conditions regulating compromise agreements in England and Wales including the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the Employment Equality (Age) Regulations 2006 and the National Minimum Wage Act 1998 have been satisfied in respect of this Release Agreement.

4.                                                      Nothing herein shall be deemed to release (i) any of the Executive’s rights to the Payments and Benefits or (ii) any of the benefits that the Executive has accrued prior to the date this Release Agreement is executed by the Executive under the Company’s employee benefit plans and arrangements, or any agreement in effect with respect to the employment of the Executive of (iii) any claim for contribution or for indemnification, as provided under Section 9 of the Employment Agreement.

5.                                                      In consideration of the Executive’s release set forth in paragraph 2, the Company knowingly and willingly releases and forever discharges the Executive from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Company now has or hereafter can, shall or may have against him by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Company, provided, however, that nothing herein is intended to release any claim the Company may have against the Executive for any criminal conduct.

6.                                                      The Executive represents and warrants to the Company that:

(i)                                                    Prior to entering into this Release Agreement, the Executive received independent legal advice from [   ] (the “UK Independent Adviser”), who has signed the certificate at Appendix 1;

(ii)                                                 Such independent legal advice related to the terms and effect of this Release Agreement in accordance with the laws of England and Wales and, in particular, its effect upon the Executive’s ability to make any further claims under the laws of the United Kingdom in connection with the Executive’s employment or its termination;

(iii)                                              The Executive has provided the UK Independent Adviser with all available information which the UK Independent Adviser requires or may require in order to advise whether the Executive has any such claims; and

(iv)                                             The Executive was advised by the UK Independent Adviser that there was in force, at the time when the Executive received the independent legal advice, a policy of insurance covering the risk of a claim by the Executive in respect of losses arising in consequence of that advice.

7.                                                      The Company will contribute up to a maximum of £500 plus value added tax towards any legal fees reasonably incurred by the Executive in obtaining independent legal advice regarding the terms and effect of this Release Agreement under the laws of the United Kingdom.  The contribution will be paid following the Company receiving from the UK Independent Adviser’s firm an appropriate invoice addressed to the Executive and expressed to be payable by the Company.

8.                                                      The Executive acknowledges that he has been offered the opportunity to consider the terms of this Release Agreement for a period of at least forty five (45) days, although he may sign it sooner should he desire. This release of claims given by the Executive herein will not become effective until seven days after the date on which the Executive has signed it without revocation.  Subject to no revocation taking place, the Release Agreement will, upon signature by both parties and the following the expiry of the revocation period, be treated as an open document evidencing a binding agreement.

9.                                                      This Release Agreement together with the attached letter dated [insert date] and the Employment Agreement (as amended hereby) constitute the entire agreement between the parties hereto, and supersede all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

10.                                                Except as provided in the next following sentence, all provisions and portions of this Release Agreement are severable.  If any provision or portion of this Release Agreement or the application of any provision or portion of this Release Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law; provided, however, that, to the maximum extent permitted by applicable law, (i) if the validity or enforceability of the release or claims given by the Executive herein is challenged by the Executive or his estate or legal representative, the Company shall have the right, in its discretion, to suspend any or all of its obligations hereunder during the pendency of such challenge, and (ii) if, by reason of such challenge, such release is held to be invalid or unenforceable, the Company shall have no obligation to provide the Payments and Benefits.

11.                                                This Release Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Release Agreement as of [insert date].

VIRGIN MEDIA INC.
/s/	/s/
Jacques Kerrest	Name:
Date:	Title:

APPENDIX 1

INDEPENDENT ADVISER’S CERTIFICATE

I, [                           ], certify that Jacques Kerrest (“the Executive”) has received independent legal advice from me as to the terms and effect of this Release Agreement under the laws of the United Kingdom in accordance with the provisions of the Employments Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the Employment Equality (Age) Regulations 2006 and the National Minimum Wage Act 1998.

I also warrant and confirm that I am a solicitor of the Supreme Court of England and Wales, and hold a current practicing certificate.  My firm, [         ], is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of any claim by the Executive in respect of any loss arising in consequence of such advice that I have given to him in connection with the terms of this agreement.

Signed:

Date: